Columbia Financial, Inc. Announces Financial Results
for the Third Quarter Ended September 30, 2023

Fair Lawn, New Jersey (October 25, 2023): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported net income of $9.1 million, or $0.09 per basic and diluted share, for the quarter ended September 30, 2023, as compared to net income of $20.9 million, or $0.20 per basic share and $0.19 per diluted share, for the quarter ended September 30, 2022. Earnings for the quarter ended September 30, 2023 reflected lower net interest income, mainly due to an increase in interest expense and higher provision for credit losses, partially offset by lower non-interest expense and lower income tax expense. For the quarter ended September 30, 2023, the Company reported core net income of $9.1 million, a decrease of $13.6 million, or 59.8%, compared to core net income of $22.7 million for the quarter ended September 30, 2022.
For the nine months ended September 30, 2023, the Company reported net income of $29.5 million, or $0.29 per basic and diluted share, as compared to net income of $64.3 million, or $0.61 per basic and diluted share, for the nine months ended September 30, 2022. Earnings for the nine months ended September 30, 2023 reflected lower net interest income, mainly due to an increase in interest expense, lower non-interest income, which was primarily due to a $10.8 million loss on the sale of available for sale securities included in the nine months ended September 30, 2023, and higher non-interest expense, partially offset by a lower provision for credit losses and a lower income tax expense. For the nine months ended September 30, 2023, the Company reported core net income of $40.7 million, a decrease of $28.0 million, or 40.8%, compared to core net income of $68.7 million for the nine months ended September 30, 2022.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “The Company's balance sheet, asset quality and capital remains strong. Net interest margin remains under pressure from rising funding costs due to the interest rate environment and intense deposit competition. We continue to manage operating expenses and have implemented various cost cutting strategies to mitigate the impact of the net interest margin compression."
Results of Operations for the Three Months Ended September 30, 2023 and September 30, 2022
Net income of $9.1 million was recorded for the quarter ended September 30, 2023, a decrease of $11.8 million, or 56.4%, compared to net income of $20.9 million for the quarter ended September 30, 2022. The decrease in net income was primarily attributable to a $20.6 million decrease in net interest income, and an $863,000 increase in provision for credit losses, partially offset by a $4.9 million decrease in non-interest expense and a $4.3 million decrease in income tax expense.
Net interest income was $48.5 million for the quarter ended September 30, 2023, a decrease of $20.6 million, or 29.8%, from $69.2 million for the quarter ended September 30, 2022. The decrease in net interest income was primarily attributable to a $39.1 million increase in interest expense on deposits and borrowings, partially offset by a $18.5 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to multiple market interest rate increases that occurred over the previous two years. The increase in interest expense on deposits was driven by these same rate increases coupled with intense competition for deposits in the market and the repricing of existing deposits into higher cost products. The increase in interest expense on borrowings was also impacted by the significant increase in interest rates for new borrowings since interest rates began rising in March 2022, along with an increase in the average balance of borrowings. Prepayment penalties, which are included in interest income on loans, totaled $83,000 for the quarter ended September 30, 2023, compared to $639,000 for the quarter ended September 30, 2022.
The average yield on loans for the quarter ended September 30, 2023 increased 67 basis points to 4.47%, as compared to 3.80% for the quarter ended September 30, 2022, as interest income was influenced by rising interest rates and loan growth. The average yield on securities for the quarter ended September 30, 2023 increased 10 basis points to 2.37%, as compared to 2.27% for the quarter ended September 30, 2022, as a number of adjustable rate securities tied to various indexes repriced higher during the quarter, and new securities purchased during the 2023 period were at higher rates. The average yield on other interest-earning assets for the quarter ended September 30, 2023 increased 323 basis points to 5.91%, as compared to 2.68% for the quarter ended September 30, 2022, due to the rise in average balances and interest rates paid on cash balances and an increase in the dividend rate paid on Federal Home Loan Bank stock.

Total interest expense was $49.9 million for the quarter ended September 30, 2023, an increase of $39.1 million, or 363.0%, from $10.8 million for the quarter ended September 30, 2022. The increase in interest expense was primarily attributable to a 223 basis point increase in the average cost of borrowings, and a significant increase in the average balance of borrowings, coupled with a 187 basis point increase in the average cost of interest-bearing deposits, partially offset by the decrease in the average balance of interest-bearing deposits. Interest expense on borrowings increased $10.2 million, or 266.9%, and interest expense on deposits increased $29.0 million, or 415.5%, due to the rise in interest rates as noted above.
The Company's net interest margin for the quarter ended September 30, 2023 decreased 95 basis points to 2.06%, when compared to 3.01% for the quarter ended September 30, 2022. The weighted average yield on interest-earning assets increased 70 basis points to 4.17% for the quarter ended September 30, 2023, as compared to 3.47% for the quarter ended September 30, 2022. The average cost of interest-bearing liabilities increased 208 basis points to 2.70% for the quarter ended September 30, 2023, as compared to 0.62% for the quarter ended September 30, 2022. The increase in yields for the quarter ended September 30, 2023 was due to the impact of multiple market interest rate increases between periods. The net interest margin decreased for the quarter ended September 30, 2023, as the increase in the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets.
The provision for credit losses for the quarter ended September 30, 2023 was $2.4 million, an increase of $863,000, from $1.5 million for the quarter ended September 30, 2022. The increase in provision for credit losses during the quarter was primarily attributable to an increase in the outstanding balance of loans and net charge-offs totaling $1.7 million, partially offset by a decrease in loan loss rates.
Non-interest expense was $42.9 million for the quarter ended September 30, 2023, a decrease of $4.9 million, or 10.3%, from $47.8 million for the quarter ended September 30, 2022. The decrease was primarily attributable to a decrease in compensation and employee benefits expense of $2.8 million, a decrease in merger-related expenses of $1.2 million, and a decrease in other non-interest expense of $1.6 million, partially offset by an increase in federal deposit insurance premiums of $556,000, due to an increase in the assessment rate imposed by the FDIC effective January 1, 2023. The decrease in compensation and employee benefits expense was due to the result of a workforce reduction in June 2023, along with other related employee expense cutting strategies implemented during the current year. The decrease in other non-interest expense was primarily related to a decrease in pension plan related expense during the 2023 period, and $1.7 million in non-recurring litigation settlements included in the 2022 period, compounded with a $1.2 million recovery of provision for credit losses on off-balance sheet exposures.
Income tax expense was $2.7 million for the quarter ended September 30, 2023, a decrease of $4.3 million, as compared to $7.0 million for the quarter ended September 30, 2022, mainly due to a decrease in pre-tax income, and to a lesser extent, the Company's effective tax rate. The Company's effective tax rate was 22.9% and 25.2% for the quarters ended September 30, 2023 and 2022, respectively. The effective tax rate for the 2023 period was primarily impacted by lower net interest income and the loss on the sale of securities.
Results of Operations for the Nine Months Ended September 30, 2023 and September 30, 2022
Net income of $29.5 million was recorded for the nine months ended September 30, 2023, a decrease of $34.8 million, or 54.1%, compared to net income of $64.3 million for the nine months ended September 30, 2022. The decrease in net income was primarily attributable to a $37.8 million decrease in net interest income, a $6.7 million decrease in non-interest income, and a $4.1 million increase in non-interest expense, partially offset by a $882,000 decrease in provision for credit losses, and a $13.1 million decrease in income tax expense.
Net interest income was $160.5 million for the nine months ended September 30, 2023, a decrease of $37.8 million, or 19.1%, from $198.4 million for the nine months ended September 30, 2022. The decrease in net interest income was primarily attributable to a $103.5 million increase in interest expense on deposits and borrowings, partially offset by a $65.7 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to the rise in interest rates in 2022 and 2023. The increase in interest expense on deposits and borrowings was driven by an increase in the average balance of deposits and borrowings coupled with an increase in the cost of deposits and borrowings. The increase in interest expense on interest-bearing liabilities was also impacted by the significant increase in interest rates due to multiple market interest rate increases that occurred over the previous two years, along with an increase in the average balance of borrowings. Prepayment penalties, which are included in interest income on loans, totaled $399,000 for the nine months ended September 30, 2023, compared to $3.4 million for the nine months ended September 30, 2022.
The average yield on loans for the nine months ended September 30, 2023 increased 66 basis points to 4.36%, as compared to 3.70% for the nine months ended September 30, 2022, as interest income was influenced by rising interest rates and loan growth. The average yield on securities for the nine months ended September 30, 2023 increased 22 basis points to 2.42%, as compared to 2.20% for the nine months ended September 30, 2022, as a number of adjustable rate securities tied to various indexes repriced higher during the year and new securities purchased during the 2023 period were at higher rates. The average yield on other interest-earning assets for the nine months ended September 30, 2023 increased 299 basis points to 5.45%, as compared to 2.46% for the nine months ended September 30, 2022, due to the rise in average balances and interest rates, as noted above.
Total interest expense was $126.9 million for the nine months ended September 30, 2023, an increase of $103.5 million, or 443.3%, from $23.4 million for the nine months ended September 30, 2022. The increase in interest expense was primarily attributable to a 276 basis point increase in the average cost of borrowings, and an increase in the average balance of borrowings, coupled with a 142 basis point increase in the average cost of interest-bearing deposits and an increase in the average balance of deposits. Interest expense on borrowings increased $38.1 million, or 542.5%, and interest expense on deposits increased $65.4 million, or 400.6%, due to the rise in interest rates as noted above.
The Company's net interest margin for the nine months ended September 30, 2023 decreased 73 basis points to 2.27%, when compared to 3.00% for the nine months ended September 30, 2022. The weighted average yield on interest-earning assets increased 71 basis points to 4.06% for the nine months ended September 30, 2023, as compared to 3.35% for the nine months ended September 30, 2022. The average cost of interest-bearing liabilities increased 182 basis points to 2.29% for the nine months ended September 30, 2023, as compared to 0.47% for the nine months ended September 30, 2022. The increase in yields for the nine months ended September 30, 2023 was due to the impact of multiple market interest rate increases between periods. The net interest margin decreased for the nine months ended September 30, 2023, as the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets.
The provision for credit losses for the nine months ended September 30, 2023 was $3.6 million, a decrease of $882,000, from $4.5 million for the nine months ended September 30, 2022. The decrease in provision for credit losses during the nine months was primarily attributable to a decrease in loan loss rates, partially offset by an increase in the outstanding balance of loans.
Non-interest income was $16.1 million for the nine months ended September 30, 2023, a decrease of $6.7 million, or 29.5%, from $22.9 million for the nine months ended September 30, 2022. The decrease was primarily attributable to an increase in the loss on securities transactions of $11.1 million, partially offset by an increase in other non-interest income of $3.4 million, which is primarily related to swap income.
Non-interest expense was $134.4 million for the nine months ended September 30, 2023, an increase of $4.1 million, or 3.2%, from $130.3 million for the nine months ended September 30, 2022. The increase was primarily attributable to an increase in compensation and employee benefits expense of $6.0 million, an increase in federal deposit insurance premiums of $1.7 million, due to an increase in the assessment rate imposed by the FDIC effective January 1, 2023, and an increase in data processing and software expenses of $849,000, partially offset by a decrease in merger-related expenses of $2.4 million, and a decrease in other non-interest expense of $3.6 million. The increase in compensation and employee benefits expense for the 2023 period was due to normal annual increases in employee related compensation, increased staff levels due to the May 2022 merger with RSI Bank, and severance expense recorded in June 2023 as a result of a workforce reduction. The decrease in other non-interest expense was primarily related to non-recurring litigation settlements included in the 2022 period and the decrease in expenses related to swap transactions.
Income tax expense was $9.1 million for the nine months ended September 30, 2023, a decrease of $13.1 million, as compared to $22.2 million for the nine months ended September 30, 2022, mainly due to a decrease in pre-tax income, and to a lesser extent, a decrease in the Company's effective tax rate. The Company's effective tax rate was 23.6% and 25.6% for the nine months ended September 30, 2023 and 2022, respectively. The effective tax rate for the 2023 period was primarily impacted by lower net interest income and the loss on the sale of securities.

Balance Sheet Summary
Total assets decreased $84.6 million, or 0.8%, to $10.3 billion at September 30, 2023 from $10.4 billion at December 31, 2022. The decrease in total assets was primarily attributable to a decrease in debt securities available for sale of $310.3 million, partially offset by an increase in cash and cash equivalents of $25.3 million, an increase in loans receivable, net, of $161.7 million, an increase in Federal Home Loan Bank stock of $13.8 million and an increase in other assets of $28.6 million.
Cash and cash equivalents increased $25.3 million, or 14.1%, to $204.5 million at September 30, 2023 from $179.2 million at December 31, 2022. The increase was primarily attributable to $298.0 million in proceeds from the sale of debt securities available for sale, and an increase in borrowings of $229.2 million, or 20.3%, partially offset by purchases of debt securities available for sale of $75.3 million, a decrease in total deposits of $298.0 million and $78.3 million in repurchases of common stock under our stock repurchase program.
Debt securities available for sale decreased $310.3 million, or 23.4%, to $1.0 billion at September 30, 2023 from $1.3 billion at December 31, 2022. The decrease was attributable to sales of securities of $277.0 million which resulted in a realized loss of $10.8 million, repayments on securities of $79.3 million, and an increase in the gross unrealized loss of $16.7 million, which was partially offset by purchases of U.S. government obligations of $75.3 million. The Bank sold U.S. government obligations at a weighted average rate of 2.36%, and mortgage-backed securities at a weighted average rate of 3.26% during the nine months ended September 30, 2023.
Loans receivable, net, increased $161.7 million, or 2.1%, to $7.8 billion at September 30, 2023 from $7.6 billion at December 31, 2022. Multifamily real estate loans, construction loans and commercial business loans increased $178.0 million, $54.4 million, and $49.3 million, respectively, partially offset by a decrease in one-to-four family real estate loans, commercial real estate loans, and home equity loans and advances of $68.2 million, $38.9 million, and $7.3 million, respectively. The allowance for credit losses on loans increased $1.3 million to $54.1 million at September 30, 2023 from $52.8 million at December 31, 2022. During the nine months ended September 30, 2023, the increase in the allowance for credit losses was primarily due to an increase in the outstanding balance of loans and an increase in qualitative factors, partially offset by a decrease in loan loss rates.
Federal Home Loan Bank stock increased $13.8 million, or 23.7%, to $71.9 million at September 30, 2023 from $58.1 million at December 31, 2022. The increase was due to the purchase of stock required upon acquiring new FHLB borrowings.
Other assets increased $28.6 million, or 10.1%, to $313.4 million at September 30, 2023 from $284.8 million at December 31, 2022, primarily due to a $10.5 million increase in the Company's pension plan balance, as the return on plan assets outpaced the growth in the plan’s obligations, and a $15.4 million increase in interest rate swaps assets.
Total liabilities decreased $38.5 million, or 0.4%, to $9.3 billion at September 30, 2023 from $9.4 billion at December 31, 2022. The decrease was primarily attributable to a decrease in total deposits of $298.0 million, or 3.7%, partially offset by an increase in borrowings of $229.2 million, or 20.3%. The decrease in total deposits primarily consisted of decreases in non-interest-bearing demand deposits, interest-bearing demand deposits, and savings and club deposits of $366.6 million, $591.6 million, and $177.2 million, respectively, partially offset by increases in money market accounts of $478.5 million and certificates of deposit of $359.0 million. The Bank has priced select money market and certificates of deposit accounts very competitively to the market, but there continues to be strong competition for funds from other banks and non-bank investment products. The $229.2 million increase in borrowings was primarily driven by an increase in long-term borrowings of $299.8 million, partially offset by a decrease in short-term borrowings of $70.5 million. The $32.8 million increase in accrued expenses and other liabilities was primarily attributable to a $20.4 million increase in the collateral balance related to our interest rate swap program.
Total stockholders’ equity decreased $46.2 million, or 4.4%, to $1.0 billion at September 30, 2023 from $1.1 billion at December 31, 2022. The decrease in equity was primarily attributable to the repurchase of 4,104,073 shares of common stock at a cost of approximately $78.3 million, or $19.08 per share, under our stock repurchase program, partially offset by net income of $29.5 million, and an increase of $11.8 million in unrealized losses on debt securities available for sale, net of taxes, included in other comprehensive income.

Asset Quality
The Company's non-performing loans at September 30, 2023 totaled $15.2 million, or 0.19% of total gross loans, as compared to $6.7 million, or 0.09% of total gross loans, at December 31, 2022. The $8.5 million increase in non-performing loans was primarily attributable to an increase in non-performing commercial business loans of $5.8 million, an increase in non-performing one-to-four family real estate loans of $1.6 million, and an increase in non-performing commercial real estate loans of $1.2 million. The increase in non-performing commercial business loans was due to an increase in the number of loans from three non-performing loans at December 31, 2022 to 10 loans at September 30, 2023, including a $3.7 million loan to a technology company. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 12 non-performing loans at December 31, 2022 to 18 loans at September 30, 2023. The increase in non-performing commercial real estate loans was due to the addition of two loans from December 31, 2022 to September 30, 2023. Non-performing assets as a percentage of total assets totaled 0.15% and 0.06% at September 30, 2023 and December 31, 2022, respectively.
For the quarter ended September 30, 2023, net charge-offs totaled $1.7 million, as compared to $208,000 in net charge-offs recorded for the quarter ended September 30, 2022. For the nine months ended September 30, 2023, net charge-offs totaled $2.3 million, as compared to $8,000 in net recoveries recorded for the nine months ended September 30, 2022. The 2023 periods included a partial charge-off of $2.0 million on a commercial business loan.
The Company's allowance for credit losses on loans was $54.1 million, or 0.69% of total gross loans, at September 30, 2023, compared to $52.8 million, or 0.69% of total gross loans, at December 31, 2022. The increase in the allowance for credit losses for loans was primarily due to an increase in the outstanding balance of loans, partially offset by a decrease in loan loss rates.

Additional Liquidity, Loan, and Deposit Information

The Company services a diverse retail and commercial deposit base through its 67 branches. With over 214,000 accounts, the average deposit account balance was approximately $36,000 at September 30, 2023.

The Company had uninsured deposits (excluding municipal deposits of $810.8 million, which are collateralized, and $3.6 billion of intercompany deposits) totaling $1.8 billion at September 30, 2023, down from $1.9 billion at June 30, 2023.

The Company had uninsured deposits as summarized below:

	At September 30, 2023	At June 30, 2023
	(Dollars in thousands)

Uninsured deposits	$1,773,116	$1,858,275
Uninsured deposits to total deposits	23.0%	24.1%

Deposit balances are summarized as follows:

	At September 30, 2023		At June 30, 2023
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,439,517	—%	$1,509,852	—%
Interest-bearing demand	2,001,260	1.77	2,064,803	1.51
Money market accounts	1,196,983	3.09	1,085,317	2.80
Savings and club deposits	736,558	0.38	782,996	0.24
Certificates of deposit	2,328,848	3.27	2,271,188	2.91
Total deposits	$7,703,166	1.97%	$7,714,156	1.68%

The Company continues to maintain strong liquidity and capital positions. The Company has not utilized the Federal Reserve’s Bank Term Funding Program and had no outstanding borrowings from the Federal Reserve Discount Window at September 30, 2023. As of October 23, 2023, the Company had immediate access to approximately $2.7 billion of funding, with additional unpledged loan collateral available to pledge in excess of $1.6 billion. Available sources of liquidity include but are not limited to:
•Cash and cash equivalents of $381.3 million;
•Borrowing capacity based on unencumbered collateral pledged at the FHLB totaling $413.3 million;
•Borrowing capacity based on unencumbered collateral pledged at the Federal Reserve Bank totaling $2.0 billion; and
•Available correspondent lines of credit of $354.0 million with various third parties.

At September 30, 2023, the Company's non-performing commercial real estate loans totaled $4.1 million, or 0.05%, of the total loans receivable loan portfolio balance.

The following table presents multifamily real estate, owner occupied commercial real estate, and the components of investor owned commercial real estate loans included in the real estate loan portfolio.

	At September 30, 2023
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,417,233	18.2%	61.8%	1.45x

Owner Occupied Commercial Real Estate	$498,525	6.4%	51.0%	2.08x

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$497,075	6.4%	52.9%	1.47x
Mixed Use	313,480	4.0	58.6	1.61
Industrial / Warehouse	385,889	4.9	52.2	1.56
Non-Medical Office	224,103	2.9	52.1	1.57
Medical Office	140,099	1.8	59.3	1.65
Single Purpose	77,043	1.0	56.4	2.19
Other	238,274	3.1	50.5	1.64
Total	$1,875,963	24.1%	53.9%	1.59

Total Multifamily and Commercial Real Estate Loans	$3,791,721	48.7%	56.5%	1.60x

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 65 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both banks offer traditional financial services to consumers and businesses in their market areas.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics, such as the recent COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	September 30,	December 31,
	2023	2022
Assets	(Unaudited)
Cash and due from banks	$204,375	$179,097
Short-term investments	109	131
Total cash and cash equivalents	204,484	179,228

Debt securities available for sale, at fair value	1,018,379	1,328,634
Debt securities held to maturity, at amortized cost (fair value of $351,927, and $370,391 at September 30, 2023 and December 31, 2022, respectively)	411,945	421,523
Equity securities, at fair value	3,633	3,384
Federal Home Loan Bank stock	71,869	58,114

Loans receivable	7,840,540	7,677,564
Less: allowance for credit losses	54,113	52,803
Loans receivable, net	7,786,427	7,624,761

Accrued interest receivable	37,016	33,898
Office properties and equipment, net	83,344	83,877
Bank-owned life insurance	269,159	264,854
Goodwill and intangible assets	123,890	125,142
Other assets	313,393	284,754
Total assets	$10,323,539	$10,408,169

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,703,166	$8,001,159
Borrowings	1,356,218	1,127,047
Advance payments by borrowers for taxes and insurance	42,417	45,460
Accrued expenses and other liabilities	214,307	180,908
Total liabilities	9,316,108	9,354,574

Stockholders' equity:
Total stockholders' equity	1,007,431	1,053,595
Total liabilities and stockholders' equity	$10,323,539	$10,408,169

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$87,548	$68,516	$252,026	$187,400
Debt securities available for sale and equity securities	6,147	8,434	21,043	25,741
Debt securities held to maturity	2,434	2,440	7,338	7,223
Federal funds and interest-earning deposits	747	151	3,360	245
Federal Home Loan Bank stock dividends	1,529	384	3,661	1,129
Total interest income	98,405	79,925	287,428	221,738
Interest expense:
Deposits	35,918	6,968	81,733	16,326
Borrowings	13,965	3,806	45,158	7,028
Total interest expense	49,883	10,774	126,891	23,354

Net interest income	48,522	69,151	160,537	198,384

Provision for credit losses	2,379	1,516	3,632	4,514

Net interest income after provision for credit losses	46,143	67,635	156,905	193,870

Non-interest income:
Demand deposit account fees	1,348	1,510	3,815	4,129
Bank-owned life insurance	2,014	1,633	5,670	5,501
Title insurance fees	629	796	1,840	2,788
Loan fees and service charges	969	1,432	3,366	2,928
(Loss) gain on securities transactions	—	—	(10,847)	210
Change in fair value of equity securities	(81)	(264)	249	(332)
Gain (loss) on sale of loans	397	(1)	1,060	109
Other non-interest income	3,326	3,058	10,977	7,541
Total non-interest income	8,602	8,164	16,130	22,874

Non-interest expense:
Compensation and employee benefits	28,765	31,523	92,383	86,393
Occupancy	5,845	5,973	17,337	16,838
Federal deposit insurance premiums	1,201	645	3,624	1,922
Advertising	834	771	2,307	2,215
Professional fees	2,490	2,134	6,741	5,727
Data processing and software expenses	3,459	3,670	10,885	10,036
Merger-related expenses	14	1,198	280	2,676
Other non-interest expense, net	302	1,925	861	4,501
Total non-interest expense	42,910	47,839	134,418	130,308

Income before income tax expense	11,835	27,960	38,617	86,436

Income tax expense	2,705	7,041	9,100	22,154

Net income	$9,130	$20,919	$29,517	$64,282

Earnings per share-basic	$0.09	$0.20	$0.29	$0.61
Earnings per share-diluted	$0.09	$0.19	$0.29	$0.61
Weighted average shares outstanding-basic	101,968,294	106,926,864	102,993,215	105,440,345
Weighted average shares outstanding-diluted	102,097,491	107,534,498	103,257,616	106,040,240

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended September 30,
	2023			2022
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,763,368	$87,548	4.47%	$7,149,327	$68,516	3.80%
Securities	1,437,944	8,581	2.37%	1,897,593	10,874	2.27%
Other interest-earning assets	152,900	2,276	5.91%	79,329	535	2.68%
Total interest-earning assets	9,354,212	98,405	4.17%	9,126,249	79,925	3.47%
Non-interest-earning assets	844,884			807,764
Total assets	$10,199,096			$9,934,013

Interest-bearing liabilities:
Interest-bearing demand	$2,054,464	$10,274	1.98%	$2,739,086	$3,162	0.46%
Money market accounts	1,049,277	7,763	2.94%	718,402	653	0.36%
Savings and club deposits	758,999	691	0.36%	975,152	119	0.05%
Certificates of deposit	2,296,573	17,190	2.97%	1,840,898	3,034	0.65%
Total interest-bearing deposits	6,159,313	35,918	2.31%	6,273,538	6,968	0.44%
FHLB advances	1,142,484	13,508	4.69%	571,956	3,396	2.36%
Notes payable	29,925	297	3.94%	30,736	310	4.00%
Junior subordinated debentures	7,315	160	8.68%	7,556	100	5.25%
Other borrowings	—	—	—%	54	—	2.53%
Total borrowings	1,179,724	13,965	4.70%	610,302	3,806	2.47%
Total interest-bearing liabilities	7,339,037	$49,883	2.70%	6,883,840	$10,774	0.62%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,498,726			1,751,320
Other non-interest-bearing liabilities	241,463			221,586
Total liabilities	9,079,226			8,856,746
Total stockholders' equity	1,119,870			1,077,267
Total liabilities and stockholders' equity	$10,199,096			$9,934,013

Net interest income		$48,522			$69,151
Interest rate spread			1.47%			2.85%
Net interest-earning assets	$2,015,175			$2,242,409
Net interest margin			2.06%			3.01%
Ratio of interest-earning assets to interest-bearing liabilities	127.46%			132.57%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Nine Months Ended September 30,
	2023			2022
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,725,121	$252,026	4.36%	$6,764,501	$187,400	3.70%
Securities	1,569,999	28,381	2.42%	2,000,131	32,964	2.20%
Other interest-earning assets	172,151	7,021	5.45%	74,785	1,374	2.46%
Total interest-earning assets	9,467,271	287,428	4.06%	8,839,417	221,738	3.35%
Non-interest-earning assets	835,459			762,692
Total assets	$10,302,730			$9,602,109

Interest-bearing liabilities:
Interest-bearing demand	$2,244,978	$25,465	1.52%	$2,686,207	$6,425	0.32%
Money market accounts	894,520	15,334	2.29%	691,217	1,350	0.26%
Savings and club deposits	819,804	1,384	0.23%	919,608	345	0.05%
Certificates of deposit	2,165,778	39,550	2.44%	1,800,295	8,206	0.61%
Total interest-bearing deposits	6,125,080	81,733	1.78%	6,097,327	16,326	0.36%
FHLB advances	1,254,637	43,806	4.67%	454,174	5,891	1.73%
Notes payable	30,148	895	3.97%	30,150	897	3.98%
Junior subordinated debentures	7,377	457	8.28%	7,634	240	4.20%
Other borrowings	—	—	—%	18	—	2.56%
Total borrowings	1,292,162	45,158	4.67%	491,976	7,028	1.91%
Total interest-bearing liabilities	7,417,242	$126,891	2.29%	6,589,303	$23,354	0.47%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,572,497			1,736,957
Other non-interest-bearing liabilities	225,629			199,263
Total liabilities	9,215,368			8,525,523
Total stockholders' equity	1,087,362			1,076,586
Total liabilities and stockholders' equity	$10,302,730			$9,602,109

Net interest income		$160,537			$198,384
Interest rate spread			1.77%			2.88%
Net interest-earning assets	$2,050,029			$2,250,114
Net interest margin			2.27%			3.00%
Ratio of interest-earning assets to interest-bearing liabilities	127.64%			134.15%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Yield on interest-earning assets:
Loans	4.47%	4.36%	4.24%	4.05%	3.80%
Securities	2.37	2.33	2.53	2.45	2.27
Other interest-earning assets	5.91	6.08	4.22	4.00	2.68
Total interest-earning assets	4.17%	4.07%	3.93%	3.75%	3.47%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	2.31%	1.90%	1.13%	0.73%	0.44%
Total borrowings	4.70	4.72	4.60	3.69	2.47
Total interest-bearing liabilities	2.70%	2.42%	1.74%	1.09%	0.62%

Interest rate spread	1.47%	1.65%	2.19%	2.66%	2.85%
Net interest margin	2.06%	2.17%	2.58%	2.91%	3.01%

Ratio of interest-earning assets to interest-bearing liabilities	127.46%	126.86%	128.60%	130.79%	132.57%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.36%	0.06%	0.73%	0.86%	0.84%
Core return on average assets	0.36%	0.46%	0.77%	0.87%	0.91%
Return on average equity	3.23%	0.61%	7.20%	8.42%	7.70%
Core return on average equity	3.24%	4.29%	7.59%	8.52%	8.35%
Core return on average tangible equity	3.64%	4.89%	8.61%	9.70%	9.49%
Interest rate spread	1.47%	1.65%	2.19%	2.66%	2.85%
Net interest margin	2.06%	2.17%	2.58%	2.91%	3.01%
Non-interest income to average assets	0.33%	(0.02)%	0.31%	0.29%	0.33%
Non-interest expense to average assets	1.67%	1.85%	1.71%	1.74%	1.91%
Efficiency ratio	75.12%	94.07%	63.68%	58.63%	61.88%
Core efficiency ratio	75.09%	75.68%	62.35%	58.26%	58.43%
Average interest-earning assets to average interest-bearing liabilities	127.46%	126.86%	128.60%	130.79%	132.57%
Net charge-offs to average outstanding loans	0.09%	0.03%	0.01%	—%	0.01%

(1) Ratios are annualized when appropriate.

ASSET QUALITY DATA:
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(Dollars in thousands)

Non-accrual loans	$15,150	$11,091	$6,610	$6,721	$6,996
90+ and still accruing	—	—	—	—	—
Non-performing loans	15,150	11,091	6,610	6,721	6,996
Real estate owned	—	—	—	—	—
Total non-performing assets	$15,150	$11,091	$6,610	$6,721	$6,996

Non-performing loans to total gross loans	0.19%	0.14%	0.09%	0.09%	0.10%
Non-performing assets to total assets	0.15%	0.11%	0.06%	0.06%	0.07%
Allowance for credit losses on loans ("ACL")	$54,113	$53,456	$52,873	$52,803	$51,891
ACL to total non-performing loans	357.18%	481.98%	799.89%	785.64%	741.72%
ACL to gross loans	0.69%	0.69%	0.68%	0.69%	0.71%

LOAN DATA:
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(In thousands)
Real estate loans:
One-to-four family	$2,791,939	$2,789,269	$2,860,964	$2,860,184	$2,706,114
Multifamily	1,417,233	1,376,999	1,315,143	1,239,207	1,142,459
Commercial real estate	2,374,488	2,386,896	2,393,918	2,413,394	2,354,786
Construction	390,940	378,988	374,434	336,553	289,650
Commercial business loans	546,750	505,524	516,682	497,469	497,478
Consumer loans:
Home equity loans and advances	267,016	269,310	271,620	274,302	279,824
Other consumer loans	2,586	2,552	2,322	3,425	2,214
Total gross loans	7,790,952	7,709,538	7,735,083	7,624,534	7,272,525
Purchased credit deteriorated ("PCD") loans	15,228	16,107	16,245	17,059	19,771
Net deferred loan costs, fees and purchased premiums and discounts	34,360	34,791	35,744	35,971	33,927
Allowance for credit losses	(54,113)	(53,456)	(52,873)	(52,803)	(51,891)
Loans receivable, net	$7,786,427	$7,706,980	$7,734,199	$7,624,761	$7,274,332

CAPITAL RATIOS:
	September 30,	December 31,
	2023 (1)	2022
Company:
Total capital (to risk-weighted assets)	13.91%	15.39%
Tier 1 capital (to risk-weighted assets)	13.16%	14.59%
Common equity tier 1 capital (to risk-weighted assets)	13.06%	14.49%
Tier 1 capital (to adjusted total assets)	10.25%	10.68%

Columbia Bank:
Total capital (to risk-weighted assets)	13.86%	14.12%
Tier 1 capital (to risk-weighted assets)	13.06%	13.32%
Common equity tier 1 capital (to risk-weighted assets)	13.06%	13.32%
Tier 1 capital (to adjusted total assets)	9.67%	9.74%

Freehold Bank:
Total capital (to risk-weighted assets)	22.24%	22.92%
Tier 1 capital (to risk-weighted assets)	21.57%	22.19%
Common equity tier 1 capital (to risk-weighted assets)	21.57%	22.19%
Tier 1 capital (to adjusted total assets)	15.27%	15.19%

(1) Estimated ratios at September 30, 2023

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	September 30,	December 31,
	2023	2022
	(Dollars in thousands)

Total stockholders' equity	$1,007,431	$1,053,595
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(11,728)	(13,505)
Total tangible stockholders' equity	$884,988	$929,375

Shares outstanding	105,046,146	108,970,476

Book value per share	$9.59	$9.67
Tangible book value per share	$8.42	$8.53

Reconciliation of Core Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)

Net income	$9,130	$20,919	$29,517	$64,282
Add/Less: loss (gain) on securities transactions, net of tax	—	—	9,249	(156)
Less: insurance settlement, net of tax	—	(486)	—	(486)
Add: severance expense from reduction in workforce, net of tax	—	—	1,390	—
Add: merger-related expenses, net of tax	11	898	241	2,042
Add: litigation expense, net of tax	—	1,269	262	2,867
Add: branch closure expense, net of tax	—	114	—	141
Core net income	$9,141	$22,714	$40,659	$68,690

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Assets
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Dollars in thousands)

Net income	$9,130	$20,919	$29,517	$64,282

Average assets	$10,199,096	$9,934,013	$10,302,730	$9,602,109

Return on average assets	0.36%	0.84%	0.38%	0.90%

Core net income	$9,141	$22,714	$40,659	$68,690

Core return on average assets	0.36%	0.91%	0.53%	0.96%

Return on Average Equity
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Dollars in thousands)

Total average stockholders' equity	$1,119,870	$1,077,267	$1,087,362	$1,076,586
Add/Less: loss (gain) on securities transactions, net of tax	—	—	9,249	(156)
Less: insurance settlement, net of tax	—	(486)	—	(486)
Add: severance expense from reduction in workforce, net of tax	—	—	1,390	—
Add: merger-related expenses, net of tax	11	898	241	2,042
Add: litigation expense, net of tax	—	1,269	262	2,867
Add: branch closure expense, net of tax	—	114	—	141
Core average stockholders' equity	$1,119,881	$1,079,062	$1,098,504	$1,080,994

Return on average equity	3.23%	7.70%	3.63%	7.98%

Core return on core average equity	3.24%	8.35%	4.95%	8.50%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Tangible Equity
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Dollars in thousands)

Total average stockholders' equity	$1,119,870	$1,077,267	$1,087,362	$1,076,586
Less: average goodwill	(110,715)	(113,304)	(110,715)	(100,903)
Less: average core deposit intangible	(12,109)	(14,524)	(12,693)	(10,492)
Total average tangible stockholders' equity	$997,046	$949,439	$963,954	$965,191

Core return on average tangible equity	3.64%	9.49%	5.64%	9.52%

Efficiency Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Dollars in thousands)

Net interest income	$48,522	$69,151	$160,537	$198,384
Non-interest income	8,602	8,164	16,130	22,874
Total income	$57,124	$77,315	$176,667	$221,258

Non-interest expense	$42,910	$47,839	$134,418	$130,308

Efficiency ratio	75.12%	61.88%	76.09%	58.89%

Non-interest income	$8,602	$8,164	$16,130	$22,874
Add/Less: loss (gain) on securities transactions	—	—	10,847	(210)
Less: insurance settlement	—	(650)	—	(650)
Core non-interest income	$8,602	$7,514	$26,977	$22,014

Non-interest expense	$42,910	$47,839	$134,418	$130,308
Less: severance expense from reduction in workforce	—	—	(1,605)	—
Less: merger-related expenses	(14)	(1,198)	(280)	(2,676)
Less: litigation expense	—	(1,696)	(317)	(3,854)
Less: branch closure expense	—	(152)	—	(188)
Core non-interest expense	$42,896	$44,793	$132,216	$123,590

Core efficiency ratio	75.09%	58.43%	70.51%	56.08%